                                                                  EXHIBIT (A)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             METROGOLF INCORPORATED
                                       AT
                              $1.50 NET PER SHARE
                                       BY
                         FAMILY GOLF ACQUISITION, INC.
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                           FAMILY GOLF CENTERS, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON
                JANUARY 30, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") DATED DECEMBER 23, 1997 BY AND AMONG FAMILY GOLF CENTERS, INC. ("PARENT"), FAMILY GOLF ACQUISITION, INC. ("PURCHASER") AND METROGOLF INCORPORATED (THE "COMPANY" OR "MGI"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), A NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY, NO PAR VALUE PER SHARE (COLLECTIVELY, THE "SHARES"), WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT, PURCHASER OR THEIR AFFILIATES, CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING, ON A FULLY DILUTED BASIS, AS ADJUSTED (THE "ADJUSTED FULLY DILUTED BASIS") TO EXCLUDE SHARES UNDERLYING CERTAIN OPTIONS, WARRANTS, CONVERTIBLE NOTES AND CONTRACT RIGHTS (THE "MINIMUM TENDER CONDITION"); (II) EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD, IF ANY, UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED; AND (III) SATISFACTION OF THE OTHER CONDITIONS SPECIFIED IN SECTION 15 HEREOF. SEE SECTION 15.
                           --------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such holder's Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature guaranteed, if required by Instruction 1 to the Letter of Transmittal, and mail or deliver it together with the certificate(s) evidencing the tendered Shares and all other required documents to the Depositary (as defined herein), or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

    Questions and requests for assistance and for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent (as defined herein) at its respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may also be obtained from brokers, dealers, commercial banks or trust companies.
                           --------------------------

                      The Dealer Manager for the Offer is:
                           Jefferies & Company, Inc.
                    The Information Agent for the Offer is:
                                     abcdef

December 30, 1997

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                  ---------
INTRODUCTION....................................................................................................          1
       1.  Terms of the Offer...................................................................................          3
       2.  Acceptance for Payment and Payment...................................................................          4
       3.  Procedures for Tendering Shares......................................................................          5
       4.  Withdrawal Rights....................................................................................          7
       5.  Certain Tax Considerations...........................................................................          8
       6.  Price Range of Shares; Dividends.....................................................................          9
       7.  Certain Information Concerning the Company...........................................................         10
       8.  Certain Information Concerning Purchaser and Parent..................................................         12
       9.  Sources and Amounts of Funds.........................................................................         14
      10.  Background of the Offer; Contacts with the Company...................................................         15
      11.  The Offer and Merger; Merger Agreement and Related Agreements........................................         17
      12.  Purpose of the Offer and Merger; Plans for the Company...............................................         30
      13.  Effect of the Offer on the Market for the Shares; Exchange Act Registration; Margin Regulations......         31
      14.  Extension of Tender Period; Amendment; Termination...................................................         32
      15.  Conditions to the Offer..............................................................................         33
      16.  Certain Legal Matters; Regulatory Approvals..........................................................         35
      17.  Fees and Expenses....................................................................................         37
      18.  Miscellaneous........................................................................................         37
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PARENT...........................................................         39
SCHEDULE II DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.......................................................         41

To the Holders of Common Stock of

MetroGolf Incorporated

                                  INTRODUCTION

    Family Golf Acquisition, Inc., a Colorado corporation ("Purchaser"), hereby offers to purchase all outstanding shares of common stock, no par value per share (the "Company Common Stock" or the "Shares"), of MetroGolf Incorporated, a Colorado corporation (the "Company"), at $1.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Purchaser is a wholly-owned subsidiary of Family Golf Centers, Inc. ("Parent"), a Delaware corporation.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. Purchaser will pay all charges and expenses of Jefferies & Company, Inc., which is acting as the Dealer Manager (in such capacity, the "Dealer Manager"), United States Trust Company of New York, which is acting as the Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., which is acting as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer in accordance with the terms of agreements entered into between Purchaser and such persons. See Section 17. For purposes of this Offer to Purchase, references to "Section" are references to a section of this Offer to Purchase, unless the context otherwise requires.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), A NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PURCHASER OR ITS AFFILIATES, TOGETHER WITH THE SHARES TENDERED PURSUANT TO THE STOCKHOLDER'S AGREEMENT DATED DECEMBER 23, 1997, BY AND AMONG PARENT, PURCHASER AND A STOCKHOLDER OF THE COMPANY, CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING, ON A FULLY DILUTED BASIS, AS ADJUSTED (THE "ADJUSTED FULLY DILUTED BASIS") TO EXCLUDE (A) SHARES UNDERLYING ANY OPTIONS, WARRANTS, CONVERTIBLE NOTES OR CONTRACT RIGHTS WITH AN EXERCISE PRICE PER SHARE OF $2.00 OR GREATER AND (B) SHARES UNDERLYING OPTIONS OR WARRANTS IF THE HOLDERS THEREOF HAVE AGREED (I) NOT TO EXERCISE OR CONVERT SUCH OPTIONS OR WARRANTS PRIOR TO THE CONSUMMATION OF THE OFFER AND (II) TO VOTE IN FAVOR OF THE MERGER IF SUCH OPTIONS OR WARRANTS ARE EXERCISED OR CONVERTED FOLLOWING THE CONSUMMATION OF THE OFFER (COLLECTIVELY, THE "EXCLUDED SHARES") (THE "MINIMUM TENDER CONDITION"); (II) EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD, IF ANY, UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"); AND (III) SATISFACTION OF THE OTHER CONDITIONS SPECIFIED IN SECTION 15 HEREOF. SEE SECTION 15.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 23, 1997 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company, if required by applicable law, Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation") with the result that all the outstanding Shares will be owned by Parent. In the Merger, each issued and outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned directly or indirectly by the Company will be converted into and represent the right to receive $1.50 in cash or any higher price that may be paid per Share in the Offer, without interest (the "Merger

Consideration"). See Section 11. The "Dissenting Shares" means those Shares which are held by holders of Shares who shall not have voted such Shares in favor of the Merger or consented thereto in writing and who have filed with the Company a written objection to the Merger and a demand for payment of such Shares in accordance with the Business Corporation Act of the State of Colorado (the "BCA").

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD" OR "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

    Houlihan Lokey Howard & Zukin (the "Company's Financial Advisor"), financial advisor to the Company, has delivered to the Board a written opinion dated December 23, 1997 to the effect that the consideration to be received by the holders of Shares, in the Offer and the Merger, is fair to such holders from a financial point of view. A copy of such opinion is included with the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by the Company's Financial Advisor.

    The Merger Agreement provides that, in the event that Purchaser acquires a sufficient number of the Shares pursuant to the Offer to satisfy the Minimum Tender Condition, Purchaser shall be entitled, subject to compliance with
Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to designate for appointment or election to the Board such number of persons so that the designees of Purchaser constitute a majority of the Board. Upon the consummation of the Offer, the Company will, at the option of Purchaser, increase the size of the Board or obtain the resignation of such number of directors as is necessary to enable such number of Purchaser designees to be so elected. In the Merger Agreement, the Company and Purchaser have agreed that, until the Effective Time (as defined therein), the Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement or who are otherwise not officers, directors or affiliates of Purchaser and are independent directors under any applicable rules of the Boston Stock Exchange (the "BSE") or the NASDAQ Smallcap Market (the "Independent Directors") and that if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers, stockholders or affiliates of Purchaser and shall be independent directors under any applicable rules of the BSE or the NASDAQ Smallcap Market, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

    According to the Company, as of December 23, 1997, 4,434,607 Shares were validly issued and outstanding, and 10,407,421 Shares (plus an indeterminate number of Shares issuable and potentially issuable pursuant to certain contract rights) were outstanding on a fully-diluted basis. After excluding the Excluded Shares there were 8,845,160 Shares, including 1,000,000 Shares underlying a warrant and a convertible note owned by Parent (the "Parent Shares"), outstanding on the Adjusted Fully Diluted Basis; a portion of these 8,845,160 Shares (124,984 Shares) represents Shares underlying options, warrants and contract rights exercisable or convertible at prices between $1.50 to $2.00 per Share, which Parent and Purchaser believe are unlikely to be exercised or converted, as the case may be. Based upon the foregoing information, the Minimum Tender Condition would be satisfied if 3,422,581 Shares (excluding the Parent Shares) were validly tendered and not withdrawn. Pursuant to the Stockholders Agreement dated as of December 23, 1997 among Charles D. Tourtellotte, the Company's Chairman and President (the "Principal Stockholder"), Parent and Purchaser, the Principal Stockholder has agreed to tender an aggregate of

685,622 Shares and any Shares he acquires upon exercise of options owned by him to purchase 225,000 Shares. See Section 11. As a result of the Stockholders Agreement and their beneficial ownership of the Parent Shares, Parent and Purchaser are the beneficial owners of 33.8% of the outstanding Shares, pursuant to Rule 13(d)-3(d)(1) under Section 13(d) of the Exchange Act.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

    Upon the terms and subject to the Conditions (as defined in Section 15) of the Offer, Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4 immediately after expiration of the Offer. The term "Expiration Date" means 5:00 pm, New York City time, on January 30, 1998, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Purchaser may, without the consent of the Company, (a) extend the Offer, if at the initial or extended Expiration Date of the Offer any of the Conditions shall not be satisfied or waived, until such time as such Conditions are satisfied or waived; PROVIDED, HOWEVER, that Purchaser shall not extend the Offer later than June 30, 1998 pursuant to this clause (a) without the Company's prior written consent,
(b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC" or the "Commission"), or the staff thereof applicable to the Offer, (c) extend the Offer from time to time until two business days after the expiration of the waiting period under the HSR Act, if applicable, and (d) extend the Offer for a period not to exceed 15 business days, notwithstanding that all conditions to the Offer are satisfied as of an Expiration Date of the Offer, if, immediately prior to such Expiration Date (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90%, but more than 75%, of the outstanding Shares (on a fully diluted basis). See Section 15.

    Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right to modify the terms and conditions of the Offer in any respect by giving oral or written notice of such amendment to the Depositary, except that, without the consent of the Company, Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) add to the Conditions, (iv) except as provided above, extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) make any other change in the terms of the Offer adverse to the holders of Shares.

    The Offer is subject to: (i) the satisfaction of the Minimum Tender Condition; (ii) expiration or termination of the applicable waiting periods, if any, under the HSR Act; and (iii) satisfaction of the other Conditions specified in Section 15. If any such Condition is not satisfied prior to the expiration of the Offer, Purchaser may, subject to the terms of the Merger Agreement as described in Section 11 below, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, but in no case later than June 30, 1998 without the Company's prior written consent, (iii) waive such Condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date, or (iv) delay acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or payment for, any Shares tendered and not withdrawn, subject to applicable law, until satisfaction or waiver (if permitted) of the Conditions to the Offer. For a description of Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules

14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

    If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain such tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, subject to the Merger Agreement, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 AM through 12:00 midnight New York City time, as computed in accordance with Rule 14d-1 under the Exchange Act.

    The Company has provided Purchaser with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

    Subject to the terms of the Merger Agreement and the Conditions to the Offer set forth in Section 15, Purchaser will, promptly after the Expiration Date, accept for payment and pay for all Shares validly tendered and not properly withdrawn in accordance with Section 4 prior to the Expiration Date. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or confirmation of a book-entry transfer (a "Book-Entry Confirmation" ) of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 3), (ii) a properly completed and duly executed Letter of

Transmittal (or facsimile thereof), or in the case of a book-entry transfer, an Agent's Message (as defined in Section 3), and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT.

    If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Stock Certificates are submitted for more Shares than are tendered, Stock Certificates for Shares not purchased or tendered will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering stockholder, as promptly as practicable after the expiration or termination of the Offer.

3. PROCEDURES FOR TENDERING SHARES

    VALID TENDER. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Stock Certificates evidencing such Shares to be tendered must be received by the Depositary along with the Letter of Transmittal or (ii) such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary including an Agent's Message, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each of The Depository Trust Company and the Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Except as set forth below, signatures on all Letters of Transmittal must be guaranteed by a recognized member of a MEDALLION SIGNATURE GUARANTEE PROGRAM or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution.

    If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

    (iii) the Stock Certificates for such Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the NASDAQ Smallcap Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH BOOK-ENTRY TRANSFER FACILITIES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    BACK-UP FEDERAL INCOME TAX WITHHOLDING. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to back-up federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the stockholder is a nonresident alien or foreign entity not subject to backup withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

    OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or property issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies and powers of attorney shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon acceptance for payment of the Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents given by the stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting and other rights with respect to such Shares (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable except that Shares so tendered may be withdrawn at any time prior to the Expiration Date and, unless they have previously been accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after March 2, 1998 (or at such later date as may apply if the Offer is extended). If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may nevertheless on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay in payment will be accompanied by an extension of the Offer to the extent required by law.

Tenders of Shares made pursuant to the Offer may be withdrawn only pursuant to the procedures set forth below.

    To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Stock Certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular Stock Certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares.

    Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validity tendered for purposes of the Offer. However, withdrawn Shares may be tendered by again following one of the procedures described in
Section 3 at any time prior to the Expiration Date.

    All questions as to the form and validity (including of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSIDERATIONS

    The following summary addresses the material federal income tax consequences to holders of Shares who sell their Shares in the Offer. The summary does not address all aspects of federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who are employees and who acquired their Shares pursuant to the exercise of compensatory stock options, or who are entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities, broker dealers, and regulated investment companies); nor does this summary address the effect of any applicable foreign, state, local or other tax laws. The summary assumes that each holder of Shares holds such Shares as a capital asset within the meaning of
Section 1221 of the Code. The federal income tax discussion set forth below is included for general information only and is based upon present law. The precise tax consequences of the Offer (or the Merger) will depend on the particular circumstances of the holder. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has had the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares (i.e., Shares which were purchased at the same time and price) tendered pursuant to the Offer, or sold in the Merger.

    Under current law, net capital gains of individuals from assets held for more than 18 months are subject to federal income tax at a maximum rate of 20%, while net capital gains from assets held more than one year but not more than 18 months are subject to federal income tax at a maximum rate of 28%. Ordinary income (including dividends and short-term capital gains, or gains from sales of shares held for 12 months or less recognized by individuals) is subject to federal income tax at a maximum rate of 39.6%. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%.

    WITHHOLDING. Unless a stockholder complies with certain reporting and/or certification procedures, or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such stockholder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the Offer, the Merger or as a result of the exercise of the holder's dissenters' rights. Stockholders should contact their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their tax advisors regarding U.S. withholding taxes in general. Those tendering Shares in the Offer may prevent backup withholding by completing the substitute form W-9 included in the Letter of Transmittal.

    DISSENTERS. A stockholder who does not tender Shares in the Offer or vote in favor of the Merger and who otherwise exercises and perfects such stockholder's rights under the BCA to demand fair value for such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights based upon the principles described above. See Section 16.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are traded under the symbol "MGO" on the BSE and "MGLF" on the NASDAQ SmallCap Market. The following table sets forth, for the fiscal quarters indicated, the high asked and low bid sales prices per Share on the NASDAQ SmallCap Market from the inception of trading (October 16, 1996).

                                          HIGH
                                           ASK      LOW BID
                                         -------    -------
Fiscal Year Ended December 31, 1996:
    Quarter ended December 31, 1996..... $ 6 1/2    $ 5 1/4

Fiscal Year Ending December 31, 1997:
    Quarter ended March 31, 1997........ $ 6 5/8    $ 2
    Quarter ended June 30, 1997......... $ 2 5/8    $ 1
    Quarter ended September 30, 1997.... $ 2 5/16   $ 1 1/16
    Quarter ending December 31, 1997                $
      (through December 29, 1997)....... $ 2 7/8        31/32

    On December 15, 1997, the last full trading day prior to the announcement that the Company and Parent were negotiating with respect to a transaction at $1.50 per Share, the reported high asked and low bid prices per Share on the NASDAQ Smallcap Market were $1 7/8, and $1 3/8, respectively. On December 23, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement, the reported high asked and low bid prices per Share on the NASDAQ Smallcap Market were $1 5/16, and $1, respectively. On December 30, 1997, the last full trading day prior to the commencement of the Offer, the reported high asked and low bid prices per Share on the NASDAQ Smallcap Market were $1 15/32, and $1 1/4, respectively. These reported ask and bid prices are inter-dealer quotations and there may not have been any actual transactions at these prices.

    Since 1993, the Company has not declared nor paid any dividends, and it has agreed not to declare or pay any dividends unless and until the Merger Agreement is terminated.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

    The following information concerning the Company has been taken from or based upon publicly available documents on file with the SEC, other publicly available information and information provided by the Company. Although neither Purchaser nor Parent has any knowledge that would indicate that such information is untrue, neither Purchaser nor Parent takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

    GENERAL. The Company is a Colorado corporation with its principal offices located at 1999 Broadway, Suite 2435, Denver, Colorado 80202. The Company's operations consist of the acquisition, development and operation of golf facilities.

    CERTAIN FINANCIAL INFORMATION FOR THE COMPANY. The following table sets forth certain summary consolidated financial information with respect to the Company and its subsidiaries (the "Subsidiaries") excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K") and the unaudited financial information of the Company for the nine months ended September 30, 1996 and 1997 contained in the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described below), including the financial statements and related notes contained therein. Neither Parent nor Purchaser assumes any responsibility for the accuracy of the financial information set forth below.

                    METROGOLF INCORPORATED AND SUBSIDIARIES
                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (IN DOLLARS, EXCEPT PER SHARE DATA)

                                                                                            NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                   ------------------------------------  ------------------------
INCOME STATEMENT DATA                                  1996         1995        1994         1997         1996
-------------------------------------------------  ------------  ----------  ----------  ------------  ----------
Revenues.........................................  $  1,080,936  $  335,303  $  291,237  $  3,589,779  $  461,746
Net loss.........................................    (1,933,264)   (532,112)   (264,813)   (2,776,134)   (855,124)
Net loss per common share........................         (1.79)      (0.78)      (0.36)         (.92)      (1.12)

                                                              AT DECEMBER 31,
                                                           ---------------------
                                                                                      AT
                                                                                  SEPTEMBER
BALANCE SHEET                                                 1996       1995      30, 1997
---------------------------------------------------------  ----------  ---------  ----------
Total assets.............................................  $16,703,910 $ 979,679  $18,984,001
Long term obligations....................................   4,133,342     23,151  10,724,832
Stockholders' equity.....................................   3,558,953    100,961   3,397,130

    According to the representations and warranties in the Merger Agreement, the Company is in default in the payment of loans and under agreements which represent approximately $8.8 million in principal amount of indebtedness and obligations and approximately $140,000 of past due lease obligations as of December 23, 1997. As described in "--Loan Agreements" in Section 11, the Company has borrowed from Parent $150,000, and may borrow up to an additional $350,000 from Parent, the proceeds of which may be used to cure or ameliorate certain of such defaults.

    PROJECTED FINANCIAL INFORMATION. In connection with Parent's review of the Company and in the course of the negotiations described in Section 10, the Company and its representatives provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available. The revenues, anticipated loss and EBITDA (earnings before interest, taxes, depreciation and amortization) forecasts for the fourth quarter of 1997 and for 1998 provided by the Company included operations of only the eight existing facilities, and were as follows: revenues of $1,289,000, a loss of $395,000 and EBITDA of $112,000 for the fourth quarter of 1997 and revenues of $7,531,000, a loss of $850,000 and EBITDA of $1,747,000 for 1998. The detailed assumptions upon which such forecasts were based were not disclosed to Parent's representatives, although the Company's representatives discussed and responded to questions concerning certain of such assumptions. According to the Company, one of the major assumptions underlying such forecasts was an assumption that the Company would obtain significant additional financing.

    In reaching its decision to acquire the Company, Parent made certain assumptions of its own with regard to the anticipated financial results of the Company's businesses, which assumptions are not reflected in the forecasts by the Company.

    It is the understanding of Parent and Purchaser that the forecasts prepared by the Company (the "forecasts") were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The forecasts are included in this Offer to Purchase only because they were provided to Parent. None of Parent, Purchaser, the Company, any of their respective advisors or any other party who received such information assumes any responsibility for the validity, reasonableness, accuracy or completeness of the forecasts. The forecasts are based upon a variety of assumptions relating to the business of the Company, industry performance, general business and economic conditions and other matters, all of which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and only certain of which were disclosed to Purchaser and Parent. The Company has also informed Parent and Purchaser that its internal financial forecasts (upon which the forecasts provided to Parent and Purchaser were based, in part) are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Forecasts of this type are based on estimates and assumptions which themselves are based on events and circumstances that have not taken place and are inherently subject to significant financial, market, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company, Purchaser or Parent or their respective financial advisors. Many of the assumptions upon which the foregoing forecasts were based, none of which were approved by Parent or Purchaser, are dependent upon economic forecasting (both general and specific to the Company's businesses), which is inherently uncertain and subjective. Therefore, it is expected that there will be differences between the actual and forecast results and that the actual results may be materially higher or lower than those forecast. The forecasts have not been reported on, examined or compiled by the Company's independent public accountants nor by Parent's or Purchaser's independent public accountants.

    The forecasts set forth above constitute forward-looking information. For a discussion of factors regarding such forward-looking information see--"Cautionary Statement Regarding Forward-Looking Information" below.

    CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION. For purposes of the Private Securities Litigation Reform Act of 1995, the following are important factors identified by the Company which could, among other factors, cause the Company's actual results to differ materially from the forecasts set forth above:

       (a) The availability of equity and debt financing for working capital and improvements to existing facilities.

       (b) The Company's ability to obtain additional project financings, including, but not limited to, obtaining financing for and completion of the Company's facilities in Fremont, California and New York, New York.

       (c) The Company's success in acquiring or leasing and constructing additional golf facilities at suitable locations upon satisfactory terms.

       (d) The Company's ability to integrate newly acquired or opened golf centers into its then existing operations.

       (e) The Company's ability to compete with other golf facilities, golf ranges and golf courses, as well as other recreational offerings, including others with significantly greater financial resources than the Company.

       (f) The Company's ability to satisfy its current loans or to sell or refinance its golf facilities upon favorable terms at the maturity of such loans.

       (g) The Company's ability to attract or retain qualified personnel at its offices and facilities.

       (h) The effect of the Offer and the Merger.

    Other risk factors relating to the Company's business which could affect the forecasts have been discussed in more detail in the Company's prior filings with the SEC. The foregoing review of factors pursuant to the Private Litigation Securities Reform Act of 1995 should not be construed as exhaustive.

    The inclusion of the forecasts herein should not be regarded as an indication that Parent, Purchaser, the Company, any of their respective advisors or any other party who received such information considers such forecasts an accurate prediction of future events. Parent made its own independent assessment of the Company's value based on its own due diligence and on its own assumptions, and did not rely on the Company's forecasts. Parent also received third quarter 1997 forecasts which, as described in Section 10, have already proved inaccurate, and forecasts as to the fourth quarter of 1997 which will likely prove inaccurate. None of the Company, Parent, Purchaser or any other party intends to publicly update or otherwise publicly revise the forecasts set forth above even if experience or future changes make it clear that such forecasts will not be realized.

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act, and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements, and other information, including the Company 10-K, the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and the Schedule 14D-9, should be available for inspection and copying at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office. Such material should also be available for inspection at the offices of the BSE, One Boston Place, Boston, Massachusetts 02108, and at the offices of NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006-1500. The SEC also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports and other information.

    A copy of this Offer to Purchase, along with certain of the agreements referred to herein, is attached to Purchaser's Tender Offer Statement on
Schedule 14D-1, dated December 30, 1997 (the "Schedule 14D-1"), which has been filed with the SEC. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by Purchaser with the SEC, may be examined and copied from the offices of the SEC in the manner set forth above.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

    GENERAL. Purchaser is a newly-formed Colorado corporation and a wholly-owned subsidiary of Parent. Parent is a Delaware corporation. To date, Purchaser has not conducted any business other than in connection with the Offer. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because Purchaser is a newly-formed corporation and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    Parent is a leading consolidator and operator of golf centers in the United States. It also operates ice rinks and a "Family Sports Supercenter" which includes a golf center, a golf course and an ice rink, in addition to bowling lanes and a related pro shop, children's rides, video and virtual reality games and conference centers and related facilities.

    Parent's golf centers are designed to provide a wide variety of practice opportunities, including facilities for driving, chipping, putting, pitching and sand play. In addition, Parent's golf centers typically offer full-line pro shops, golf lessons instructed by PGA-certified golf professionals and other amenities such as miniature golf and snack bars to encourage family participation. Parent has a proven track record of successfully identifying, acquiring and integrating golf centers, having grown from one golf facility in 1992 to 50 as of October 9, 1997. As a result, Parent has increased revenues from $2.6 million in 1993 to $55.5 million for the twelve months ended September 30, 1997, and increased earnings per share from a loss of $0.23 in 1993 to a profit of $0.75 for the twelve months ended September 30, 1997.

    Parent's strategy is to continue to build upon its leadership position in the golf center industry and expand its concept of family-oriented sports entertainment through: (i) acquisition within the golf center industry, (ii) enhancement of facilities and customer service, (iii) leveraging centralized operations and (iv) developing complementary sports and family entertainment facilities such as ice rink facilities and Family Sports Supercenters.

    The principal executive offices of Parent and Purchaser are located at 225 Broadhollow Road, Melville, New York 11747. The name, citizenship, principal occupation, business address and material positions held during the past five years of each of the directors and executive officers of the Purchaser and Parent is set forth on Schedules I and II attached hereto.

    Except as set forth in this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedules I or II or any subsidiary of Purchaser or Parent, beneficially owns or has a right to acquire any Shares. Except as set forth in this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedules I or II hereto, has any contract, arrangement, understanding or relationship with any other persons with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, put or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. None of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedules I or II hereto, has since January 1, 1994 had any transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries or, to the best knowledge of any of Parent or Purchaser, any of the persons listed on Schedules I or II on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

    CERTAIN FINANCIAL INFORMATION OF PARENT. Set forth below is a summary of certain consolidated financial and operating data relating to Parent and its consolidated subsidiaries excerpted or derived from the information contained in or incorporated by reference into Parent's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Parent 10-K") and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "Parent 10-Q") filed with the SEC. More comprehensive financial information is included in or incorporated by reference into the Parent 10-K, the Parent 10-Q and other documents filed by Parent with the SEC, and the financial information summary set forth below is qualified in its entirety by reference to such documents filed by Parent with the SEC and all the financial information and related notes contained therein.

                                                                         YEAR ENDED              NINE MONTHS ENDED
                                                                        DECEMBER 31,               SEPTEMBER 30,
                                                               -------------------------------  --------------------
                                                                 1994       1995       1996       1997       1996
                                                               ---------  ---------  ---------  ---------  ---------
Operating revenues...........................................  $   5,342  $   9,795  $  21,368  $  36,231  $  16,234
Merchandise sales............................................      1,020      2,637      6,536     12,193      4,634
Total revenues...............................................      6,362     12,432     27,904     48,424     20,868
Operating expenses...........................................      4,215      6,614     13,268     22,317      9,109
Cost of merchandise sold.....................................        750      1,779      4,458      7,999      3,043
Selling, general and administrative expenses.................        548      1,242      3,580      3,694      2,149
Income from operations.......................................        849      2,797      6,598     14,414      6,567
Interest expense.............................................       (313)      (939)      (370)      (843)      (288)
Other income.................................................         16         66      2,172        797      1,155
Income before income taxes, extraordinary item and minority
  interest...................................................        552      1,924      8,400     14,368      7,434
Income tax expense(benefit)..................................        (65)       669      3,192      5,506      2,676
Income before extraordinary item and minority interest.......        617      1,255      5,208     --         --
Minority interest in income..................................       (129)    --         --         --         --
Extraordinary item (net of tax effect).......................     --           (181)    --         --         --
Net income...................................................  $     488  $   1,074  $   5,208  $   8,862  $   4,758
Income per share before extraordinary item...................  $     .13  $     .24  $     .51     --         --
Extraordinary item...........................................     --           (.04)    --         --         --
Net income per share.........................................  $     .13  $     .20  $     .51  $    0.72  $    0.48
Weighted average number of shares outstanding................      3,636      5,271     10,290     12,298      9,830

    AVAILABLE INFORMATION. Parent is subject to the informational requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in periodic statements distributed to Parent's stockholders and filed with the SEC. These reports, proxy statements and other information, including the Parent 10-K, Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and the Schedule 14D-1 should be available for inspection and copying at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail upon payment of the SEC's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the offices of NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006-1500. The SEC also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports and other information.

9. SOURCES AND AMOUNTS OF FUNDS

    The total amount of funds required by Purchaser to purchase all currently outstanding Shares and satisfy its obligations under the Merger Agreement is expected to be approximately $6.6 million; approximately $5.6 million in additional funds may be required if outstanding options, warrants and convertible notes with exercise or conversion prices of $1.50 per Share or less are exercised or converted. Purchaser will also require approximately $1.5 million to pay fees, expenses and other costs expected to be incurred in connection with the successful completion of the Offer and the Merger. Purchaser may also consider paying off some or all of the approximately $10.7 million of long-term indebtedness of the Company. The amount, if any, to be paid off will depend on a number of factors, including interest rates, prepayment penalties (if any) and the ability to obtain necessary consents. Accordingly, the exact amounts and timing of any payments of existing indebtedness of the Company are subject to various factors currently under review and are not, at this time, determinable.

    Purchaser plans to obtain all funds needed for the Offer from Parent's currently available cash resources, which are approximately $64.0 million as of December 29, 1997. Such funds will be made available to Purchaser at the time Shares tendered pursuant to the Offer are accepted for payment.

    The sources and uses of the funds are expected to be as follows:

Sources of Funds:
Parent cash...................................................  $13.7 million
      Total sources of funds..................................  $13.7 million

Use of Funds:
Payment for Shares............................................  $12.2 million
Fees, expenses and other costs................................  $1.5 million
      Total use of funds......................................  $13.7 million

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

    In April 1997, Dominic Chang, Parent's Chairman, Chief Executive Officer and President, received the Company's Quarterly Report on Form 10-QSB and, based on the Company's apparent need for cash, on April 28, 1997 called Charles D. Tourtellotte, the Company's Chairman and President, to inquire about the Company and its interest in selling. Mr. Tourtellotte explained to Mr. Chang that he had heard from several companies both directly and indirectly in the golf business, due to the recent filing of a Schedule 13D as to the Company. Mr. Chang and Mr. Tourtellotte scheduled a meeting and, on May 1, 1997, met at the offices of Parent in New York. At that meeting, Mr. Chang expressed interest in acquiring the Company at its current market price plus a small premium. Mr. Tourtellotte responded that the Company was engaged in a private placement effort and would be following that course of action at that time.

    On July 14, 1997, Mr. Chang called Mr. Tourtellotte for an update on the Company and to determine whether its cash needs had been met or whether a sale would be of interest. Mr. Tourtellotte requested a more definitive proposal in order to properly evaluate the issue. The parties designated Prime Charter Limited ("Prime Charter") and Jefferies & Company, Inc. ("Jefferies") to discuss certain aspects of a proposed transaction and, on July 21, 1997, Parent delivered an executed confidentiality agreement, dated as of July 18, 1997, to the Company. Following delivery of the confidentiality agreement, the Company provided Parent and its advisors with certain financial information, including the forecasts referred to herein. Discussions followed between Prime Charter and Jefferies, regarding a proposed transaction with the Company and as to the related valuation.

    In late July 1997, based primarily on the parties' inability to reach agreement on price, negotiations were terminated.

    In August 1997, the Company engaged an investment banking firm to assist the Company in securing the private investment capital it required to continue to operate. According to the Company, a private placement of $15.0 million of convertible preferred stock to institutional investors was contemplated. More than 20 meetings were held with prospective investors around the country.

    On November 24, 1997, Mr. Tourtellotte called Mr. Chang to advise him that the Company was reviewing all of its options in light of its recent efforts to raise capital. Mr. Tourtellotte inquired about the level of Parent's continuing interest in acquiring the Company. Mr. Chang requested updated financial and capital structure information which was provided by fax to Parent on November 25, 1997. On November 26, 1997, Mr Chang called Mr. Tourtellotte and expressed interest in acquiring the Company at $1.25 to $1 3/8 per Share. Mr. Chang noted that such price was based on the Company's (i) higher than anticipated third quarter losses, (ii) the fact that third quarter revenues were 28% less than projected in the forecasts received by Parent, (iii) the fact that the capital raised by the Company in May 1997 had been used primarily to fund operating deficits rather than for investment in facilities, (iv) the fact that the convertible debt issued by the Company was unduly dilutive to the Company and would make the proposed acquisition even more expensive, and (v) the increase in the Company's outstanding shares on a fully diluted basis. Mr. Tourtellotte took the position that a higher price would be appropriate based on the Company's belief that the Company would be able to complete a $15.0 million financing which would enable the Company ultimately to achieve a higher stock price. Mr. Chang responded that the proposed financing was too dilutive to the Company's existing stockholders and that Parent's offer would be superior to the existing stockholders. Mr. Tourtellotte reasserted the position that a higher offer was appropriate.

    Mr. Tourtellotte was traveling in New York for more institutional investor meetings as to the proposed private placement the week of December 8, 1997. On December 9, 1997, Mr. Tourtellotte called Mr. Chang in Raleigh, North Carolina to determine his current level of interest in acquiring the Company and requested that the parties meet. Mr. Chang indicated that the parties were too far apart for a meeting unless the Company would be amenable to being acquired for $1 3/8 per Share. Mr. Tourtellotte indicated that this price was less than desirable to the Company but, given the Company's current cash requirements and lack of other definitive proposals, indicated that a meeting would be appropriate while he was in New York.

    On December 11, 1997, a meeting was held at the offices of Jefferies in New York, attended by Mr. Tourtellotte, J.D. Finley, the Company's Executive Vice President, Chief Financial Officer and Secretary, and representatives of Jefferies and Prime Charter. At such meeting a purchase price of $1.50 per Share was discussed, following offers by Mr. Chang of $1 3/8 per Share and counteroffers by the Company of $2.00 and $1.75 per Share. After negotiation, Mr. Chang offered $1.50 per Share on a fully diluted basis in a structure pursuant to which Parent would be responsible for the Company's liabilities (approximately $15.3 million at September 30, 1997). Mr. Chang agreed that the $1.50 per Share could be paid in cash or Parent common stock at the Company's option. Mr. Tourtellotte agreed to present such offer to the Company's Board of Directors. On December 12, 1997, at a regularly scheduled meeting of Parent's Board of Directors, Parent's Board of Directors approved the proposed transaction and an offer letter was sent to the Company and its advisors.

    On Monday, December 15, 1997, the Board of Directors of the Company met to consider the offer letter from Parent. Later that day, the offer letter was executed. On December 16, 1997, the Company announced that it had entered into negotiations with Parent with a view towards selling the Company at $1.50 per Share. From December 16, 1997 through December 22, 1997, extensive additional due diligence was performed by Parent and the parties negotiated the Merger Agreement and the related agreements.

On Friday, December 19, 1997, the Company's Board again met to discuss the progress of the transaction and to receive an oral presentation from Houlihan Lokey Howard & Zukin, the Company's financial advisor, wherein it reported to the Board as indicated herein. On Sunday, December 21, 1997, the Company's Board of Directors met to review and discuss the proposed transaction with Parent and, at such meeting, the definitive Merger Agreement and related agreements were approved by the Board. On the night of Tuesday, December 23, 1997, the Merger Agreement and related documents were executed, followed by an announcement thereof on December 24, 1997.

    To the extent any of the foregoing information described events to which none of Parent, Purchaser or their advisors were a party, it is based on information disclosed in publicly filed documents or information furnished by the Company.

11. THE OFFER AND MERGER; MERGER AGREEMENT AND RELATED AGREEMENTS

    The following is a summary of the Merger Agreement and certain related agreements, copies of which are attached to the Schedule 14D-1 as Exhibits
(c)(1) through (c)(12), respectively, and incorporated by reference hereto. All references to and summaries of such agreements herein are qualified in their entirety by reference to the full text of such agreements. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides for the commencement of the Offer after the public announcement of the execution of the Merger Agreement as promptly as practicable, but in no event later than five business days after the public announcement of the execution of the Merger Agreement, subject to the other provisions of the Merger Agreement. The obligation of Purchaser to consummate the Offer and accept for payment, and pay for, Shares tendered pursuant to the Offer is subject to (i) satisfaction of the Minimum Tender Condition, (ii) expiration or termination of all waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer, and (iii) the satisfaction or waiver of the other conditions described below under "--Conditions to the Offer" and in Section 15. Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right to modify the terms and conditions of the Offer, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) add to the Conditions, (iv) except as provided below, extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) make any other change in the terms of the Offer adverse to the holders of Shares. The initial Expiration Date of the Offer shall be January 30, 1998. Purchaser may extend the Offer in accordance with applicable law, but if the Conditions set forth in Section 15 are satisfied as of the then scheduled Expiration Date of the Offer, the Offer may be extended only with the prior written consent of the Company or as required by law. Notwithstanding the foregoing, Purchaser may, without the consent the Company, (a) extend the Offer, if at the scheduled or extended Expiration Date of the Offer any of the Conditions shall not be satisfied or waived, until such time as such Conditions are satisfied or waived, provided that Purchaser shall not so extend the Offer later than June 30, 1998 without the Company's prior written consent, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, (c) extend the Offer from time to time until two business days after the expiration of any applicable waiting period under the HSR Act and (d) extend the Offer for a period not to exceed 15 business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date of the Offer, if, immediately prior to such Expiration Date, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90%, but more than 75%, of the outstanding Shares (on a fully diluted basis). Subject to the Conditions, Purchaser shall pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the expiration of the Offer.

    CONDITIONS TO THE OFFER. The Merger Agreement provides that, notwithstanding any other term of the Offer or the Merger Agreement, and subject to the Conditions set forth in Section 15 and in addition to (and not in limitation of) Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for any Shares tendered pursuant to the Offer unless (a) the Minimum Tender Condition has been satisfied, (b) all waiting periods, if any, under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or have been terminated, and (c) the Conditions set forth in Section 15 shall have been satisfied.

    THE MERGER. The Merger Agreement provides that, following consummation of the Offer, in accordance with the BCA and upon the terms and subject to the conditions of the Merger Agreement, on the third business day after the fulfillment of the conditions of the Merger Agreement, Purchaser will be merged with and into the Company, at which time the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation. Following consummation of the Merger, the Company, as the Surviving Corporation, will be a wholly-owned subsidiary of Parent. Hereinafter, the date on which the Closing shall take place is referred to as the "Closing Date" and the time on the Closing Date when the Closing shall take place is referred to as the "Closing Time." The Merger shall become effective at such time as a duly prepared and executed articles of merger or other appropriate documents (collectively, the "Articles of Merger"), in form and substance reasonably satisfactory to Purchaser and Company, providing for the Merger, is filed with the Secretary of State of the State of Colorado in accordance with the relevant provisions of the BCA (the "Effective Time"). The Articles of Merger shall be filed as soon as practicable after the Closing Time.

    CONVERSION OF SHARES. (a) At the Effective Time, subject to the provisions in the Merger Agreement regarding Dissenting Shares, the Shares, immediately prior to the Effective Time (other than the Dissenting Shares) shall, by reason of the Merger and without any action by the holders thereof, be converted into the right to receive the Merger Consideration, without interest. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall thereafter be made. All such Shares, when converted as provided herein, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration.

    (b) Each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

    DIRECTORS AND OFFICERS; GOVERNING DOCUMENTS. At the Effective Time, the directors and officers of Purchaser will become the directors and officers of Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCA. The By-laws of the Company will be the By-laws of the Surviving Corporation until thereafter amended as provided therein, by the Articles of Incorporation or by applicable law.

    STOCKHOLDERS' APPROVAL. Pursuant to the Merger Agreement, if required by applicable law, the Company will take (and Purchaser and Parent shall use all reasonable efforts to cause the Company to take) all action necessary in accordance with Colorado law, the Company's Articles of Incorporation, as amended, its By-laws and any applicable requirements of the BSE and the NASDAQ Smallcap Market, to duly call, give notice of and convene a special meeting of the Company's stockholders (the "Stockholders Meeting") as promptly as practicable following the expiration of the Offer to obtain stockholder approval of the Merger, the Merger Agreement and the transactions contemplated thereby ("Company Stockholder Approval"). The Company's Board of Directors shall, except as the Company's Board determines in good faith and as advised by outside legal counsel would be inconsistent with the fiduciary duties of the Board under applicable law, recommend that the stockholders vote in favor of the Merger, the Merger Agreement and the transactions thereby contemplated and cause the Company to take all lawful actions to solicit from its stockholders proxies in favor of such approval. Notwithstanding the foregoing, if Purchaser and its affiliates shall own at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of the stockholders of the Company in accordance with Section 7-111-104 of the BCA.

    DESIGNATION OF DIRECTORS. The Merger Agreement provides that, provided the Minimum Tender Condition is satisfied, promptly upon the acceptance for payment of, and payment by Purchaser for, all Shares tendered and not withdrawn pursuant to the Offer, Purchaser shall be entitled to designate such number of directors on the Board of the Company as will give Purchaser, subject to compliance with
Section 14(f) of the Exchange Act, a majority of such directors and the Company shall, at such time, cause Purchaser's designees to be so elected; PROVIDED, HOWEVER, that in the event that Purchaser's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time such Board shall have at least two directors who are directors on the date hereof or who are otherwise not officers, directors or affiliates of Purchaser and are Independent Directors and PROVIDED FURTHER that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers, stockholders or affiliates of Purchaser and who shall be independent directors under any applicable rules of the BSE and the NASDAQ Smallcap Market, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, and will promptly, at the option of Purchaser, either increase the size of the Company's Board of Directors or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected to the Company's Board of Directors as provided above. Following the election or appointment of Purchaser's designees and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement or (iii) extend the time for performance of Parent's and Purchaser's respective obligations under the Merger Agreement.

    ACCESS TO INFORMATION. The Company has agreed that directors, officers, employees, lenders, accountants, counsel and other representatives of Parent and Purchaser (collectively, the "Representatives") shall be permitted full access, during usual business hours during the period prior to the Closing Date to the properties, accounts, books, contracts, commitments, tax returns and records of the Company and the Subsidiaries, and such other information relating to the Company and the Subsidiaries as Parent shall reasonably request, PROVIDED, that no such investigation shall affect any representation or warranty given by the Company to Parent and Purchaser, and in the Merger Agreement. The Representatives shall be permitted to discuss the business affairs, finances and accounts of the Company and the Subsidiaries with the officers, directors, executives, counsel, auditors and actuaries of the Company and the Subsidiaries.

    NO SOLICITATION. The Merger Agreement provides that, until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company shall not, and shall not permit any of the Subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of the Subsidiaries) to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group (each, a "Third Party"), concerning any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below); PROVIDED that the Board of Directors of the Company may, in the event of an unsolicited Acquisition Proposal, engage in negotiations or discussions with, or provide information or data to, any Third Party relating to an Acquisition Proposal if (i) the Acquisition Proposal is a bona fide fully-financed written offer submitted to the Company's Board of Directors and such Board of Directors, after consulting with a nationally recognized investment bank, determines that such Acquisition Proposal is a Superior Proposal (as defined below) and (ii) the Company's Board of Directors determines, after having received the written opinion of outside legal counsel to the Company, that the failure to engage in such negotiations or discussions or provide such information would result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law. Then, in such event, the Board of Directors may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend the Superior Proposal or terminate the Merger Agreement. Parent shall have the right to match any such Superior Proposal, and have such matching proposal immediately accepted by the Company for five (5) business days after Parent is informed of the necessary determination in clauses (i) and (ii) of the second preceding sentence with respect to such Superior Proposal. Any information furnished to any Third Party in connection with an Acquisition Proposal shall be provided pursuant to a confidentiality agreement in customary form. Subject to all of the foregoing requirements, the Company will immediately notify Parent orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Third Party with respect to any Acquisition Proposal or which could lead to an Acquisition Proposal and immediately notify Parent of all material terms of any proposal which it may receive in respect of any such Acquisition Proposal, including the identity of the Third Party making the Acquisition Proposal or the request for information, if known, and thereafter shall inform Parent on a timely, ongoing basis of the status and content of any discussions or negotiations with such a Third Party, including immediately reporting any material changes to the terms and conditions thereof. The Company shall, and shall cause the Subsidiaries, and will use its best efforts to ensure their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all discussions and negotiations that had taken place prior to December 23, 1997, if any, with any Third Parties with respect to any Acquisition Proposal.

    For purposes of the Merger Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any Third Party relating to any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of the Subsidiaries, any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 15% or more of any class of equity securities of the Company or any of the Subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby; and "Superior Proposal" means any bona fide fully-financed written offer made by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of

Directors of the Company determines (after consultation with a nationally recognized investment bank) to be economically superior to the transaction contemplated by the Merger Agreement.

    INDEMNIFICATION AND INSURANCE. Parent and Purchaser agree that all rights to indemnification existing as of the date of the Merger Agreement in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of the Subsidiaries as provided in the Company's Articles of Incorporation or By-laws or pursuant to other agreements, arrangements or the articles of incorporation, by-laws or similar documents of any of the Subsidiaries as in effect on the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect pursuant to the terms thereof. Parent agrees that it will cause the Surviving Corporation to pay the amount of the deductible for the directors' and officers' liability insurance referred to below in this paragraph. The Surviving Corporation shall, unless Parent agrees to provide, upon the same terms and up to the same extent and the same amount, coverage as provided by such policies of directors' and officers' liability insurance, cause to be maintained in effect for not less than six years from the Effective Time the policies of directors' and officers' liability insurance maintained by the Company and the Subsidiaries, each as in effect on the date of the Merger Agreement (provided that they may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and shall not be required to expend an amount in excess of 150% of the annual premiums currently paid by the Company (which the Company represented is approximately $55,000)), with respect to matters occurring prior to the Effective Time.

    It is understood and agreed that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer and fiduciary of the Company or any of the Subsidiaries (collectively, the "Indemnified Parties") against any fees, costs or expenses (including reasonable attorneys' fees) and judgments, fines, losses, damages, liabilities and amounts paid in settlement (collectively, "Losses"), in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation arising out of any actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on or arising out of the fact that such person is or was a director, officer or fiduciary of the Company or pertaining to any of the transactions contemplated by the Merger Agreement. In no event shall the Company or the Surviving Corporation be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

    This indemnification obligation shall survive for a period of six years (and thereafter with respect to claims then pending) following the Effective Time and is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties.

    OPTIONS. The Company agrees to amend before the Effective Time its 1996 Stock Option Plan and Stock Bonus Plan and its Senior Executive Incentive Stock Option Plan, and any other program pursuant to which there are holders of options (the "Options") to purchase Shares granted by the Company (collectively, the "Stock Option Plans") to provide that all outstanding, unexercised Options shall be immediately exercisable and that if the optionees do not exercise their unexercised Options, each optionee shall receive, at such optionee's option (i) in settlement of each Option held by such optionee, a "Cash Amount" (less any applicable withholding taxes) with respect to the number of previously unexercised Shares underlying the Option immediately prior to the Effective Time, or (ii) an option (a "Parent Option") to purchase the number of shares of common stock, par value $.01 per share, of Parent equal to 1/20 of the number of Shares underlying the Options at the exercise price equal to the aggregate exercise price of the 20 Options in respect of which the Parent Option was granted and upon terms and conditions substantially similar to those contained in the applicable Stock Option Plan. Such election must be made in writing at least 10 days prior to the Effective Time and, if not made, the optionee shall be deemed to have elected to receive the Cash Amount. The Stock Option Plans shall also be amended to provide that each

Option shall terminate as of the Effective Time. The Cash Amount payable for each Option shall equal the product of (i) the Merger Consideration minus the exercise price per Share of each such Option and (ii) the number of previously unexercised Shares covered by each such Option.

    Prior to the Effective Time, the Company shall provide notice to participants in the Stock Option Plans and other holders of Options to purchase shares granted by the Company that the Company proposes to merge with another corporation; that the optionee under the plans or program may exercise his Options in full for all shares not theretofore purchased by him prior to the Effective Time or receive Parent Options as described above; and that the plans and program have been amended to provide that, to the extent an optionee does not exercise such Options prior to the Effective Time or elect to receive Parent Options, the optionee shall receive, in settlement of each Option held by the optionee, a "Cash Amount" (less any applicable withholding taxes) with respect to the number of previously unexercised Shares underlying the Option immediately prior to the Effective Time; that each Option shall terminate as of the Effective Time; and that the Cash Amount payable for each Option shall equal the product of (i) the Merger Consideration minus the exercise price per Share of each such Option and (ii) the number of previously unexercised Shares offered by each such Option and that number of Parent Options which may be received is 1/20 of the number of Options not exercised for the Cash Amount and the method of calculating the exercise price of such Parent Options.

    Except as may be otherwise agreed to by Parent or Purchaser and the Company, the Company's Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Subsidiaries shall be deleted as of the Effective Time.

    The Company shall use its best efforts so that, following the Effective Time, no holder of employee stock options will have any right to receive Shares upon exercise of an employee stock option.

    Notwithstanding anything to the contrary in the Merger Agreement, if it is determined that compliance with any of the foregoing would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any Options held by such individual will be canceled or purchased, as the case may be, at the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Corporation an amount in cash or other consideration satisfactory to the Surviving Corporation and such individual equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option multiplied by the number of Shares subject thereto (less any applicable withholding taxes), and the parties to the Merger Agreement will cooperate and take any and all necessary actions so as to achieve the intent of the foregoing without giving rise to such profit recovery.

    FURTHER ACTION, REASONABLE EFFORTS. The Merger Agreement provides that each of the Company, Parent and Purchaser shall use its reasonable efforts to effectuate the transactions contemplated by the Merger Agreement and by the agreements (together with the Merger Agreement, the "Operative Agreements") relating to the Option Agreement described below under the caption "--Option Agreement,", the loan ("Loan") in the principal amount of up to $500,000 by Parent to the Company and the related Pledge Agreement, and warrants (the "Warrants") to purchase up to 500,000 Shares, and to fulfill the conditions to the obligations of each under the Operative Agreements, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. The Company will use all reasonable efforts to obtain any consent from third parties necessary to allow the Company and the Subsidiaries to continue operating their business as presently conducted as a result of the consummation of the transactions contemplated by the Operative Agreements. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Operative Agreements or to vest the Surviving Corporation with full title to all properties, assets, rights, approval, immunities and franchises of either of the Company or Purchaser, the proper officers and directors of each party to the Merger Agreement shall take all such necessary action.

    CONDUCT OF BUSINESS PENDING THE MERGER. The Merger Agreement provides that, except as contemplated by it or as expressly agreed to in writing by Parent, during the period from the date of the Merger Agreement until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company will, and will cause each of the Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as (a) otherwise expressly provided in the Merger Agreement, (b) required by law, or (c) set forth on the schedules to the Merger Agreement, the Company will not, and will cause the Subsidiaries not to, without the consent of Parent:

        (i) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of the Subsidiaries, or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of the Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of the Subsidiaries (in each case, except with respect to employees and directors in the ordinary course of business consistent with past practice);

        (ii) incur any indebtedness for borrowed money in excess of $25,000, other than in consultation with Parent;

        (iii) expend funds for individual capital expenditures in excess of $50,000 in the aggregate for any 12-month period (to be apportioned pro-rata over any period less than 12 months), other than in consultation with Parent;

        (iv) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

        (v) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (vi) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of the Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such share, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than issuances upon exercise of options, warrants, notes and contract rights set forth in a schedule to the Merger Agreement;

        (vii) amend its Articles of Incorporation, By-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

        (viii) make or agree to make any acquisition of assets which is material to the Company and the Subsidiaries, taken as a whole, except for (A) purchases of inventory in the ordinary course of business, (B) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $5,000 or (C) project-related expenditures which, individually, do not exceed $10,000;

        (ix) settle or compromise any shareholder derivative suits arising out of the transactions contemplated by the Merger Agreement or any other litigation (whether or not commenced prior to the date of the Merger Agreement) or settle, pay or compromise any claims required to be paid; or

        (x) authorize, or commit or agree to take, any of the foregoing actions.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties of the Company regarding: the due organization, good standing qualification and authority to conduct business and own, lease and operate its properties for each of the Company and its Subsidiaries; the capitalization of the Company; the authority of the Company to enter into the Merger Agreement and the other Operative Agreements and to consummate the transactions contemplated thereby, subject to Company Stockholder Approval; the absence of conflict between transactions contemplated by the Merger Agreement and the Operative Agreements and other agreements, documents and permits, and absence of violations of the Articles of Incorporation or By-laws of the Company or its Subsidiaries; the absence of violation of laws applicable to the Company; the need for consents and approvals; the accuracy, truthfulness and adequacy of documents filed with or sent to the SEC or any other regulatory authority; the absence of violations of certain agreements, documents and permits of the Company; compliance with applicable generally accepted accounting principles and law regarding the conduct of its business; the compliance with laws regarding improper payments, including the Foreign Corrupt Practices Act of 1977; the absence of litigation; certain matters relating to taxes; insurance coverage; the full disclosure by the Company of certain management, employment, consulting or other material agreements, contracts or commitments and debt instruments; certain matters relating to ERISA; the conduct of business in the ordinary course and the absence of certain changes or events since September 30, 1997; finder's fees; labor matters; indemnification of employees; the condition of the tangible property of the Company and its Subsidiaries; the ownership of or the rights to use the Company's and its Subsidiaries' intellectual property; environmental matters; the ownership of real property in fee, and the holding of leasehold interests, by the Company and its Subsidiaries free and clear of all mortgages, pledges, liens, encumbrances and security interests; the holding of good title by the Company and its Subsidiaries to tangible personal property and assets; the recommendation by the Board of Directors of the Company of the Merger Agreement, the Offer and the Merger; the disclosure of certain related company transactions; and the compliance of the Schedule 14D-9 in all material respects with the Exchange Act.

    The Merger Agreement also includes representations and warranties by Parent and Purchaser regarding: the due organization, good standing and authority of each to conduct business and own, lease and operate its properties; the authority of Parent and Purchaser to enter into the Merger Agreement and the other Operative Agreements to which they are parties; the absence of conflict between the Operative Agreements and other agreements and documents to which Parent or Purchaser is a party and laws applicable to Parent and Purchaser; consents and approvals; and finder's fees.

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Closing Date: (i) approval and adoption of the Merger Agreement and the Merger by the holders of the outstanding Shares entitled to vote thereon in a manner required by applicable law; (ii) termination or expiration of any applicable waiting period under the HSR Act; (iii) no court, agency or other authority having issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of any of the parties' obligations under the Merger Agreement and no statute, rule, regulation, executive order, decree or injunction having after the date of the Merger Agreement been enacted, entered, promulgated or enforced by any United States court or Governmental Authority of competent jurisdiction which prohibits the consummation of the Merger; and (iv) Purchaser having accepted for purchase and paid for Shares tendered pursuant to the Offer. In addition, the following are conditions to the obligations of Parent and Purchaser: (a) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time, with the same force and effect as if made at and as of the Effective Time, other than such representations and warranties as are expressly made as of another date, and Parent and Purchaser shall have received a certificate of the Company to that effect signed by a duly authorized officer thereof; and (b) each of the employment agreements entered into by the Company with its employees, directors or officers shall have been terminated except for the employment agreements between the Company and each of J.D. Finley and Charles D. Tourtellotte.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or by Purchaser:

    (a) by the mutual consent of Purchaser and the Company;

    (b) by Purchaser, if prior to consummation of the Offer (i) the Board of Directors of the Company fails to make, or withdraws or materially modifies or changes in a manner adverse to Purchaser its recommendation to stockholders of the Company to accept the Offer, the Merger or the Merger Agreement and the transactions contemplated thereby, or resolves to do the foregoing or (ii) the Board of Directors of the Company shall have recommended that the stockholders of the Company accept or approve an Acquisition Proposal with a Third Party, or resolves to do the foregoing or (iii) a tender or exchange offer for any of the outstanding shares of capital stock of the Company is commenced (other than by Parent, Purchaser or their affiliates) and the Board of Directors of the Company fails to timely recommend against the tendering by the Company's stockholders of their Shares into such tender or exchange offer;

    (c) by the Company, if, prior to the Effective Time, any Third Party has made a bona fide fully financed written offer relating to an Acquisition Proposal, or has commenced a tender or exchange offer for the Shares, and the Company's Board determines in good faith (i) after consultation with its financial advisors, that such transaction constitutes a Superior Proposal and
(ii) after having received the written opinion of outside legal counsel to the Company, that the failure to engage in such negotiations or discussions or provide such information would result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law;

    (d) by the Company or Purchaser, if the Offer shall not have been consummated on or before June 30, 1998, or the Offer is terminated by Purchaser or allowed to expire with no Shares being accepted for payment; PROVIDED, HOWEVER, that neither Purchaser nor the Company may terminate the Merger Agreement pursuant to this provision if such party shall have materially breached the Merger Agreement; or if prior to such day a reasonable, well-informed person would conclude that any Condition shall be incapable of being satisfied by such date (except that a party whose breach of covenant has caused such failure to consummate shall not be entitled to so terminate the Merger Agreement), or the Merger has not been consummated by December 31, 1998;

    (e) by the Company, if there has been a violation or breach by Parent or Purchaser of any representation, warranty or agreement contained in the Merger Agreement specifically qualified by materiality, or a material violation or breach by Purchaser of any material representation, warranty or agreement not so qualified contained in the Merger Agreement (which violation or breach is not cured by

Parent or Purchaser within 30 days after written notice by the Company to Parent or Purchaser reasonably describing such breach);

    (f) by Purchaser prior to consummation of the Offer, if there has been a violation or breach by the Company of any representation, warranty or agreement contained in the Merger Agreement or any other Operative Agreement as though such representations, warranties and agreements were made without reference to a Material Adverse Effect (which violation or breach is not cured by the Company within 30 days after written notice by Purchaser to the Company reasonably describing such breach), except in all cases where the failure or failures of such representations and warranties to be so true and correct or such agreements to be performed or complied with would not have, singly or in the aggregate, a Material Adverse Effect; PROVIDED, HOWEVER, that any such violation or breach that occurs during a 15 business day extension of the Offer implemented in the event that the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% but more than 75% of the outstanding Shares (on a fully diluted basis), shall be deemed not to constitute a Material Adverse Effect if such violation or breach shall be as a result of a decline in the financial performance or operations of the Company, so long as the Company has operated its business in accordance with the provisions of the Merger Agreement regarding "--Conduct of Business Pending the Merger," and otherwise consistent with its past practices;

    (g) by either Purchaser or the Company, if Company Stockholder Approval shall not have been obtained at the Stockholders Meeting, if required pursuant to the terms of the Merger Agreement.

    TERMINATION FEES AND EXPENSES. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except as otherwise described below.

    The Merger Agreement provides that (i) the Company shall promptly reimburse the Parent or Purchaser, as the case may be, in the event that the Merger Agreement is terminated pursuant to subparagraphs (b), (c) or (f) of the preceding subsection ("Termination"), up to $1.5 million, and (ii) Parent or Purchaser shall promptly reimburse the Company in the event that the Merger Agreement is terminated pursuant to subparagraph (e) of the preceding subsection, up to $250,000, for all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all Governmental Authorities, banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees and expenses of counsel, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to Parent and its affiliates), whether incurred prior to, on or after the date of the Merger Agreement, in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement. The prevailing party in any legal action undertaken to enforce the Merger Agreement or any provision thereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees and expenses) incurred in connection with such action.

    In addition, if the Merger Agreement is terminated pursuant to subparagraphs
(b), (c) or (f), Parent has the right to exercise its option (described in "Option Agreement" below) to acquire two of the Company's golf facilities and the right to exercise its option to acquire the Principal Stockholder's Shares (described under "Stockholders Agreement" below).

    CONFIDENTIALITY. The Merger Agreement provides that any corporate information, records, documents, descriptions or other disclosures of whatsoever nature or kind made or disclosed by any of the parties to the other parties, or to the authorized representatives thereof, or learned or discovered by such other party or by any representatives thereof in connection with the transactions contemplated by the Merger Agreement (whether prior to or after the date of the execution of the Merger Agreement) and not known by or available to the public at large, shall be received in confidence and none of the parties nor any such authorized representative shall disclose or make use of such information or authorize anyone else to disclose or make use thereof without the written consent of the other parties thereto, except (a) as necessary to consummate the transactions contemplated by the Merger Agreement or (b) as compelled by judicial or administrative process or by other requirements of applicable law including any disclosure under federal securities laws; PROVIDED, HOWEVER, that in the case of any disclosure contemplated pursuant to clause (b), the party seeking to disclose such information shall give the other parties reasonable prior written notice thereof in order to afford such other parties reasonable opportunity to seek a protective order or other limitation under such disclosure.

STOCKHOLDERS AGREEMENT

    As an inducement to Parent and Purchaser to enter into the Merger Agreement and to incur the obligations therein, the Principal Stockholder entered into a Stockholders Agreement with Purchaser and Parent, pursuant to which, provided that neither Parent nor Purchaser is then in material breach of the Merger Agreement and provided that there has not been issued an injunction which would prohibit the Principal Stockholder from tendering his shares, the Principal Stockholder agreed to validly tender (and not to withdraw), pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after the receipt by the Principal Stockholder of the Offer, the 685,622 Shares owned by the Principal Stockholder on the date of the Stockholders Agreement, together with any Shares acquired by the Principal Stockholder after the date of the Stockholders Agreement (including pursuant to the exercise of Options) and prior to the termination of the Stockholders Agreement.

    In addition, the Principal Stockholder has agreed to grant Purchaser an option ("Stockholder Option") to purchase his Shares at a purchase price equal to $1.50 per Share, subject to adjustment, during the period commencing upon a termination of the Merger Agreement pursuant to clauses (b), (c) and (f) described in "Termination" above, and terminating on the date which is 270 days therefrom, so long as all applicable waiting periods under the HSR Act have expired or been waived and there has not been an injunction which would prohibit Purchaser from exercising the Stockholder Option. Prior to the earliest of (i) the Effective Time, (ii) 270 days from the date of the Stockholder Agreement, and (iii) the termination of the Merger Agreement as a result of a breach by Parent or Purchaser, Purchaser has a proxy to exercise the voting rights of the Principal Stockholder to vote for the Merger and against any other Acquisition Proposal.

OPTION AGREEMENT

    As a condition to their willingness to enter into the Merger Agreement and to make the Loan, Parent and Purchaser have requested that the Company agree, and the Company has agreed, to grant an option to Purchaser to acquire certain assets held by the Company, or certain Subsidiaries of the Company, for $2,000,000 and the assumption of up to $4,000,000 in indebtedness.

    GRANT OF OPTION. Pursuant to the Option Agreement ("Option Agreement"), dated December 23, 1997, among the Company, Parent and Purchaser, the Company granted to Purchaser an irrevocable option (the "Option") to purchase and acquire for two million dollars ($2,000,000) plus the assumption of up to four million dollars ($4,000,000) of liabilities ("Option Purchase Price"):

        (a) the Company's leasehold estate and other assets with respect to its facility located in Fremont, California, including, among other things, a driving range, pro shop and the right to build a 9-hole executive golf course (the "Fremont Facility");

        (b) all of the limited partnership interests held by the Company of Illinois Center Golf Partners L.P., an Illinois limited partnership (the "Owner"), which owns and operates a facility located in Chicago, Illinois, including, among other things, a driving range, club house and executive golf course (the "Chicago Facility," and, together with the Fremont Facility, the "Ranges"); and

        (c) all of the issued and outstanding capital stock held by the Company of MetroGolf Illinois Center, Inc., a Colorado corporation and Managing General Partner of the Owner (the "General Partner").

    So long as the Option remains in effect, the Company covenants and agrees that it shall not, and shall cause its Subsidiaries, including the General Partner and the Owner, not to, sell or dispose of, or enter into any agreement for the sale or disposition of, all or any part of the Ranges or the capital stock of the General Partner or the limited partnership interests of the Owner, and it will, and will cause its Subsidiaries, including the General Partner and the Owner, to conduct the operations at the Ranges according to their ordinary and usual course of business in a manner consistent with past practice and use its and their respective best efforts, with respect to the General Partner, the Owner and the Ranges, to preserve intact their current business organizations, keep available the services of current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Furthermore, so long as the Option remains in effect, the Company covenants and agrees that it shall, and shall cause its Subsidiaries, including the General Partner and the Owner, to, conduct its and their affairs and the operations at the Ranges in such a manner as to ensure that the representations and warranties of the Company, the General Partner and the Owner contained in the Option Agreement and in the applicable Purchase Agreements (as defined below) remain as true and correct as of the date of the exercise of the Option as they are as of the date of the Option Agreement.

    EXERCISE OF OPTION. The Option Agreement provides that, provided (a) any applicable waiting periods provided for under the HSR Act have expired, and (b) the Merger Agreement has terminated in accordance with clauses (b), (c) and (f) described in "Termination" above, Purchaser may exercise the Option at any time following such termination for a period ending on the sixtieth day after such termination. The Company shall appoint the Escrow Agent (as defined below) its agent for the receipt of notice (the "Exercise Notice") of exercise of the Option. The Exercise Notice shall specify that the Merger Agreement has terminated in accordance with clauses (b), (c) and (f) described in "Termination" above, and state that the Option is being exercised immediately after receipt by the Escrow Agent of such written notice in accordance with the terms of the Option Agreement. The closing of the purchase of the Ranges and all of the capital stock of the General Partner and the limited partnership interests of the Owner (the "Option Closing") shall take place on the third business day after the exercise of the Option or such other time, date and place as the parties thereto shall mutually agree.

    DELIVERY OF DOCUMENTS. (a) A purchase agreement with respect to the Fremont Facility, and a purchase agreement with respect to the capital stock and limited partnership interests of the General Partner and the Owner, respectively (each, a "Purchase Agreement", and, together, the "Purchase Agreements"), have been executed by all parties necessary to consummate the transactions contemplated in the Option Agreement and placed into escrow with United States Trust Company of New York (the "Escrow Agent"). The Purchase Agreements contain certain representations and warranties, covenants and indemnification obligations of the Company and the sellers. Certain other documents contemplated by the Purchase Agreements (the "Option Closing Documents") are to be executed by all parties thereto and delivered to the Escrow Agent on or before the close of business on January 9, 1998. The Purchase Agreements and the Option Closing Documents shall be delivered by the Escrow Agent to Purchaser on behalf of the Company in conformity with the Option Agreement and the escrow agreement with the Escrow Agent ("Escrow Agreement") and tender of payment to the Company of the Option Purchase Price (a portion of which may be paid by cancellation of the Note (as defined below)), as provided in the Option Agreement, or delivery of such payment to the Escrow Agent for the Company's account at the Option Closing with instructions to deliver such payment to the Company. The Escrow Agreement also provides that the Company may object to an Exercise Notice within five days of receipt thereof, in which case, the matter will be submitted to arbitration.

    (b) The Option shall terminate upon the Effective Date or upon the expiration of the Option pursuant to the Option Agreement.

LOAN AGREEMENTS

    In order to provide the Company with operating capital during the negotiations for the Merger Agreement, Parent agreed to lend the Company $150,000, evidenced by a Secured Promissory Note dated as of December 18, 1997 issued by the Company and secured by a Pledge and Security Agreement dated as of December 18, 1997, between the Company and Parent.

    Contemporaneously with the execution of the Merger Agreement, Parent agreed to lend the Company up to an additional $350,000 to pay certain of its operating expenses, which has been consolidated with the earlier loan of $150,000, to constitute the Loan.

    The Loan is evidenced by a Consolidated Secured Convertible Promissory Note ("Note") dated as of December 23, 1997 by the Company, and secured by the First Amended Pledge and Security Agreement ("Pledge Agreement") dated as of December 23, 1997 between the Company and Parent, which has superseded the Secured Promissory Note and the Pledge and Security Agreement.

    The Note provides that the principal amount of up to $500,000 will be payable with interest at 8% per annum, upon the terms and conditions set forth in the Note, in one lump sum, on the first to occur of (i) the Closing as defined in the Option Agreement after the exercise of the Option, (ii) the Effective Date, (iii) if the Merger Agreement is terminated or breached by the Company and such breach causes a Material Adverse Affect, the date of such termination or breach, and (iv) the later to occur of (a) the termination of the Offer and (b) April 21, 1998.

    Moreover, the Note provides that, if it is not paid in full on or prior to the due date, the principal amount thereof shall bear interest, commencing from the date thereof, at the rate of 12% per annum and all sums payable thereunder shall be due and payable upon demand. If (a) the Company defaults in making any payment thereunder when due or in performing any of the Company's other obligations under the Note, or (b) an "Event of Default" as defined in the Pledge Agreement occurs, then the outstanding balance then due thereunder shall accelerate and become due and payable on demand and the principal amount thereof shall bear interest at the rate of 12% per annum, commencing from the date thereof.

    The Note is convertible into a number of Shares equal to the principal amount of the Note divided by the then-effective Conversion Price (as defined in the Note). The Initial Conversion Price shall equal $1.00. The number of Shares issuable upon conversion of the Note and the Conversion Price may be adjusted from time to time as provided in the Note. The Note may be converted at the option of Parent at any time prior to its payment as to the whole or any lesser number of whole Shares, by the surrender of the Note (together with written notice as to the principal amount of the Note to be converted) to the Company. The Note may not be prepaid.

    To secure payment of the Note, the Company granted to Parent a security interest under the Uniform Commercial Code as adopted in Colorado, and under the terms of the Pledge Agreement in all the "Collateral" as defined in the Pledge Agreement. The Pledge Agreement provides that the Company grants to Parent a continuing perfected and first priority lien upon and security interest in, to and under all of the Company's right, title and interest in and to the Collateral, including any interest it has in the Owner or the General Partner. To further secure payment of the Note, the Company has entered into a Deed of Trust with Assignment of Rents as Additional Security, pursuant to which it has irrevocably granted, transferred and assigned to a trustee with power of sale, its leasehold estate relating to the Fremont Facility, and named Parent as beneficiary of such Deed of Trust. Also in connection with the issuance of the Note, the Company issued to Parent a Warrant ("Warrant"), exercisable at any time until its expiration on June 30, 1999, to purchase up to 500,000 Shares (subject to adjustment as provided in the Warrant), at a price of $1.00 per Share, subject to adjustment as provided therein. The Warrant shall not be redeemable by the Company. The Warrant may be sold, transferred, assigned or hypothecated at any time.

EMPLOYEE MATTERS

    In order to ensure the cooperation of certain key employees of the Company in connection with the consummation of the transactions contemplated by the Merger Agreement, Parent has entered into certain agreements and arrangements as follows:

        (a) Parent has agreed to use commercially reasonable efforts following the consummation of the Offer to obtain releases of all written personal guarantees made by Charles D. Tourtellotte, prior to December 23, 1997 of any indebtedness of the Company or its Subsidiaries, and to indemnify and hold Mr. Tourtellotte harmless from and against any liability he may incur that arises out of or relates to such guarantees as a result of a default under the debt underlying such guarantees by the Company or any of its Subsidiaries.

        (b) Parent has had discussions with Messrs. Tourtellotte and Finley, pursuant to which Parent is considering terminating the existing employment agreements of Messrs. Tourtellotte and Finley following the consummation of the Offer, and paying them an amount equal to the amount they would have received over the remaining terms of such agreements.

        (c) Parent has entered into employment letters with each of four current employees of the Company pursuant to which Parent has agreed to retain such employees upon the consummation of the Offer, at their current levels of compensation, including salary and bonuses, for a period of at least 90 days following the consummation of the Offer, in consideration for each such employee's agreement to honor his or her current employment arrangements in all respects and devote his or her full time and attention to his or her duties until such time as such 90-day period has expired. Upon the conclusion of such 90-day period, Parent intends to cause the Surviving Corporation to reevaluate its personnel requirements. At that time, the terms of the continued and future employment of such employees with the Surviving Corporation will be discussed and may be mutually agreed upon.

        (d) Parent has entered into letter agreements with each of Messrs. Tourtellotte and Finley, pursuant to which options to acquire an aggregate of 100,000 and 75,000 Shares, respectively, at an exercise price of $1.25 per share granted to Messrs. Tourtellotte and Finley on December 3, 1997, will be terminated if, in the reasonable discretion of Parent, either of Messrs. Tourtellotte or Finley has not used reasonable best efforts to assist Parent and Purchaser in consummating the Offer, including, without limitation, using his reasonable best efforts to effect the following prior to the consummation of the Offer: (i) elimination of the minority shareholder interest in the general partner of the Owner; (ii) elimination of the minority limited partner interests of the Owner and Goose Creek Golf Partners Limited Partnership; (iii) obtaining the consents of the Landlords and Mortgage Lenders as defined in Section 15; and (iv) renegotiating the terms of the Leases and the accounts payable in such manner as Parent shall request.

        (e) Parent has obtained agreements from certain employees of the Company holding options to purchase an aggregate of 454,500 Shares, that such employees will not, without the consent of Parent, exercise such options prior to the consummation of the Offer and that if such options are exercised after consummation of the Offer, such employees will vote in favor of the Merger. Accordingly, Shares underlying such options are deemed Excluded Shares for purposes of the Minimum Tender Condition.

12. PURPOSE OF THE OFFER AND MERGER; PLANS FOR THE COMPANY

    The purpose of the Offer and the Merger is to acquire all the outstanding Shares and thereby to obtain control of the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Consummation of the Offer will provide Purchaser with at least a majority of the outstanding equity interests of the Company. The Merger will allow Purchaser to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares owned directly or indirectly by Purchaser or Parent, Shares held by the Company and Shares owned by stockholders who perfect appraisal rights under the BCA) would be converted into the right to receive an amount in cash equal to the price per Share paid by Purchaser pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders of the Company to Parent. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be consummated.

    Except in the case of a "short-form" merger as described below, under the BCA, the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser and its affiliates) would be required to approve the Merger. Upon consummation of the Offer, Purchaser will have obtained voting power with respect to at least a majority of the outstanding Shares, sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

    The BCA also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without a stockholder vote. Accordingly, if, as a result of the Offer or otherwise, Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, Purchaser could, and in the Merger Agreement has agreed to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

    The Merger Agreement provides that Parent and Purchaser intend that (i) the directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation, and (ii) the officers of the Purchaser at the Effective Time will be the initial officers of the Surviving Corporation.

    In connection with the Offer, Parent has reviewed, and will continue to review, various possible business strategies that it might consider in the event that it acquires all or substantially all of the equity interest in the Company. Prior to making the Offer, Parent reviewed and analyzed the business of the Company on the basis of publicly available information and information provided by the Company. Upon the completion of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Parent may change the ownership structure of certain of the Company's golf facilities and change their operations and policies to better integrate them with Parent's current operations; Parent also intends to evaluate the Company's personnel. Parent does not currently intend to dispose of any of the Company's golf facilities, but reserves the right to change its views.

    Except as described above or elsewhere in this Offer to Purchase, Purchaser does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of the Subsidiaries, a sale or transfer of a material amount of the Company's assets (or assets of its Subsidiaries), any material change in the Company's present capitalization or dividend policy, any other material change in the Company's business or corporate structure, causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or causing a class of equity securities of the Company to become eligible for termination of registration pursuant to the Exchange Act.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the BSE or NASDAQ Smallcap Market for continued listing and may, therefore, be delisted from such exchanges. According to the BSE's and NASDAQ Smallcap Market's published guidelines, the BSE and NASDAQ Smallcap Market could consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 5% (in the case of the BSE), 10% (in the case of NASDAQ Smallcap Market), or more) were less than 150,000 and 1 million, respectively, there were less than, respectively, 250 and 300 public holders of at least 100 Shares, or the aggregate market value of the publicly held Shares was less than $500,000 and $5 million, respectively. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the BSE or NASDAQ Smallcap Market for continued listing and the listing of Shares thereon is discontinued, the market for the Shares could be adversely affected.

    If the BSE and NASDAQ Smallcap Market were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or on the Bulletin Board, the "pink sheets" or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act may be impaired or eliminated. It is the current intention of Parent to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

14. EXTENSION OF TENDER PERIOD; AMENDMENT; TERMINATION

    Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, in the event any of the Conditions specified in
Section 15 will not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of, or payment for, Shares, or to terminate the Offer and not accept for payment, or pay for, Shares.

    If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

    If Purchaser makes a material change in the terms of the Offer or in the information concerning the Offer (including the Minimum Tender Condition), Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response. If prior to the Expiration Date, Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer.

15. CONDITIONS TO THE OFFER

    Notwithstanding any other term of the Offer or the Merger Agreement and in addition to (and not in limitation of) Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for, or return tendered Shares after the termination or withdrawal of the Offer), to pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer unless (a) the Minimum Tender Condition has been met and (b) all waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or have been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists and shall be continuing:

    (a) ACTIONS OR PROCEEDINGS. There shall be threatened by any Governmental Authority, or instituted or pending by any Person or Governmental Authority any suit, action, investigation or proceeding (i) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Subsidiaries taken as a whole, (ii) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to stockholders of the Company, or (v) which otherwise is reasonably likely to have an MGI Material Adverse Effect;

    (b) LAWS. There shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by a Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clause (i) through (v) of paragraph (a) above;

    (c) LATER EVENTS. There shall have occurred any events after the date of the Merger Agreement that, either individually or in the aggregate, have caused or are reasonably likely to cause an MGI Material Adverse Effect other than a change resulting from the announcement of the Offer or the Merger;

    (d) OTHER TRANSACTIONS. (i) The Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal, (ii) the Company shall have entered into any agreement (other than an agreement that solely gives a party access to documents under conditions of confidentiality) with respect to any Superior Proposal in accordance with the Merger Agreement or
(iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

    (e) REPRESENTATIONS AND WARRANTIES. There shall have been a violation or breach by the Company of any representation, warranty or agreement in the Merger Agreement or any of the Operative Agreements as though such representations, warranties and agreements were made without reference to an MGI Material Adverse Effect, except in all cases where the failure or failures of such representations and warranties to be so true and correct or such agreements to be performed or complied with would not have, singly or in the aggregate, an MGI Material Adverse Effect;

    (f) TERMINATION. The Merger Agreement shall have been terminated in accordance with its terms;

    (g) FORCE MAJEURE. There shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the NASDAQ Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the armed forces of the United States, (iv) any general limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, (vi) a decline of at least twenty percent (20%) in the Dow Jones Industrial Average or the Standard and Poors 500 Index from the date of the Merger Agreement to the expiration or termination of the Offer or (vii) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

    (h) THIRD PARTY OWNERSHIP. Any Third Party acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 15% of the outstanding Common Stock of the Company (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act);

    (i) STOCKHOLDERS AGREEMENT. The Stockholders Agreement shall no longer be in full force and effect, or the Principal Stockholder shall have breached any material obligation thereunder;

    (j) OPTION AND PLEDGE AGREEMENTS. The Option Agreement and the Pledge Agreement shall no longer be in full force and effect or the Company shall have breached any material obligation thereunder;

PROVIDED, HOWEVER, that if all other Conditions to the Offer shall have been satisfied or waived, Parent and Purchaser shall consummate the Offer even if the Condition referred to in this clause (j) is not satisfied;

    (k) ESTOPPEL CERTIFICATES. Parent shall have received from each Landlord and any overlandlord of each Landlord of the properties set forth in the schedules to the Merger Agreement, an estoppel certificate in one of the forms annexed as exhibits to the Merger Agreement; PROVIDED, HOWEVER, that in any case if the Company or any of the Subsidiaries obtain any consents as a result of a default to which Parent has consented, this Condition shall be waived as to such property.

    (l) DEED OF TRUST. With respect to the properties set forth in the schedules to the Merger Agreement, Parent shall have received from each of the Company's or its Subsidiaries' lenders whose loan is secured by a mortgage or deed of trust encumbering any of such properties (each a "Mortgage Lender"), other than any Mortgage Lender whose loan is in default or has gone into default with the consent of Parent, a statement to the effect that to its knowledge no default under its mortgage or deed of trust exists nor is such lender aware of the occurrence or non-occurrence of any event which, with notice of the passage of time, or both, would constitute such a default;

    (m) TITLE INSTRUMENTS. Parent shall have promptly ordered and received from the title company or companies it selects to report the condition of the title to the properties set forth in the schedules to the Merger Agreement a commitment for title instrument with premiums at ordinary rates showing that the condition of title is such as represented by the Company in the Merger Agreement;

    (n) ENVIRONMENTAL ASSESSMENTS. Any environmental site assessment commissioned by Parent with respect to any of the properties set forth in the schedules to the Merger Agreement shall show that the representations with respect to environmental representations set forth in the Merger Agreement are true in all material respects; or

    (o) CONSENTS. With respect to the properties set forth in the schedules to the Merger Agreement, Parent shall have received consents to the change of control contemplated by the consummation of the Offer and/or the Merger from (i) each Landlord and any overlandlord of each Landlord whose consent to the Merger is required by any Lease and (ii) each Mortgage Lender whose consent to the Merger is required by applicable loan documents or whose loan would be in default as a result of the Merger.

    The foregoing Conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such Condition (other than a breach by Parent or Purchaser of the Merger Agreement) and may be waived by Parent or Purchaser in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    GENERAL. Except as described in this Section 16, based upon a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, neither Parent nor Purchaser is aware of any regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise, except as set forth below, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser currently contemplates that it will be sought. While Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business, or that certain parts of the business of the Company or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this Section 16. See Section 15.

    STATE TAKEOVER STATUTES. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. The Company conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. Except as discussed herein, Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, Purchaser believes that there may be reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, Shares tendered. See Section 15.

    ANTITRUST. Purchaser and Parent believe that the provisions of the HSR Act are inapplicable to the acquisition of the Shares by Purchaser. While private parties and state attorneys general may also bring legal action under the antitrust laws in certain circumstances, based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such challenge is made, of the result. See Section 15 for certain Conditions to the Offer, including Conditions with respect to litigation and certain governmental actions.

    RULE 13E-3; DISSENTERS' RIGHTS.

    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to a business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that if such a business combination is consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 will not be applicable to it. Purchaser believes that if such a business combination is not consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 will be applicable to it. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

    Holders of Shares do not have appraisal rights as a result of the Offer; however, holders of Shares will have certain rights pursuant to the provisions of Article 113 of the BCA upon consummation of the Merger including the right to dissent and demand appraisal of their Shares. Under Article 113, dissenting stockholders who comply with the applicable statutory procedures and cannot resolve their dissension pursuant to Article 113, may be entitled to receive a judicial determination of the fair value of their Shares and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share paid in the Merger. The foregoing summary of Article 113, does not purport to be complete and is qualified in its entirety by reference to Article 113.

17. FEES AND EXPENSES

    Purchaser has retained Jefferies & Company, Inc. to act as the Dealer Manager and to provide certain financial advisory services in connection with the proposed acquisition of the Company. In connection with such services, Purchaser has agreed to pay Jefferies & Company, Inc. a fee of $125,000. Parent and Purchaser jointly and severally will also reimburse Jefferies & Company, Inc. for certain out-of-pocket expenses, including attorneys' fees. Parent and Purchaser jointly and severally will also indemnify Jefferies & Company, Inc. against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. In the ordinary course of its business, Jefferies & Company, Inc. engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. Parent has from time to time retained Jefferies & Company, Inc. in the past in connection with other transactions. Purchaser and Parent have retained MacKenzie Partners, Inc. to act as the Information Agent and United States Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

    Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person or entity (other than as described in the preceding paragraph) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS

    Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Purchaser and Parent have filed with the SEC the Tender Offer Statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the SEC).

                                          Family Golf Centers, Inc.

                                          Family Golf Acquisition, Inc.

December 31, 1997

                                                                      SCHEDULE I

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. The address of each director and officer is Family Golf Centers, Inc. (for purposes of this Schedule I, "Parent" or "Family Golf"), 225 Broadhollow Road, Melville, New York 11747. Unless otherwise indicated, each occupation set forth below an individual's name refers to employment with Parent. All directors and executive officers listed below are citizens of the United States. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer of Parent, or the organization indicated, for the past five years.

DIRECTORS OF PARENT

    DOMINIC CHANG has been the Chairman of the Board, Chief Executive Officer and President of Parent and its predecessors since 1991. From 1989 to 1992, Mr. Chang was a Senior Vice President and Sector Executive for Corporate Real Estate and General Services for The Bank of New York. He was responsible for the acquisition, management and disposition of The Bank of New York's properties worldwide, facilities design and construction, security and centralized administrative services. Mr. Chang previously had over 15 years banking experience with Bankers Trust and Irving Trust Company. He has a Masters Degree in Industrial Engineering from New York University and a Bachelors Degree from the State University of New York at Stonybrook.

    JAMES GANLEY has been a director of Parent since 1994. From October 1988 until his retirement in 1990, Mr. Ganley was a Senior Executive Vice President of The Bank of New York. Mr. Ganley was a member of the Senior Management Steering Committee at The Bank of New York and was directly responsible for the mergers of the systems, products and operations of The Bank of New York with Irving Trust Company. Prior to 1988, Mr. Ganley had held various executive positions at Irving Trust Company and was Group Executive responsible for Banking Operation activities, which comprised 13 divisions. He was also a member of Irving Trust Company's Senior Executive Management Committee. Mr. Ganley received a Bachelors Degree in Economics from New York University and was a participant in Harvard University's program for management development.

    JIMMY C.M. HSU has been a director of Parent since 1994. From 1995 until 1996, Mr. Hsu was the Vice Chairman of Russ Berrie and Company, Inc. ("Russ Berrie"), a New York Stock Exchange listed company which manufactures and distributes toys and gifts to retail stores. Mr. Hsu joined Russ Berrie in 1979 as Vice President, Far East Operations. In 1987, he was appointed Senior Vice President and Director of World-Wide Marketing of Russ Berrie. In 1991, he was elected to the board of Russ Berrie and was appointed to the position of Executive Vice President. In 1995, Mr. Hsu became Vice Chairman of Russ Berrie. Mr. Hsu is currently an independent investor.

    KRISHNAN P. THAMPI has been the Chief Financial Officer, Chief Operating Officer, Executive Vice President, Assistant Secretary, and Treasurer of Parent and its predecessors since 1992. He became a director of the Company in 1994. From 1989 to 1992, he was a Senior Vice President for Administrative Services at The Bank of New York. From 1988 to 1989, he was a Senior Vice President for Systems Services at Irving Trust Company. He also performed controller and personnel management functions while at Irving Trust Company. Mr. Thampi has a Masters Degree in Business Administration from Columbia University and a Bachelors Degree in Engineering from McGill University.

    YUPIN WANG has been a director of Parent since 1994. Mr. Wang is currently the President of W W International, a worldwide management consulting firm. Prior to establishing W W International in 1992, Mr. Wang was a member of the executive management team of International Business Machines Corp. ("IBM") from 1962 to 1992. He had held various positions at IBM, including Director of Marketing Operations, Director of Marketing Strategy and Director of Customer Satisfaction. As Director of

Customer Satisfaction, he established IBM's Customer Satisfaction Management System, which contributed to IBM Rochester winning the Malcolm Baldrige Award. Mr. Wang received a Bachelors Degree in Economics from National Taiwan University and Masters Degrees from Oklahoma State University and New York University.

EXECUTIVE OFFICERS OF PARENT

    DOMINIC CHANG  (see above)

    KRISHNAN P. THAMPI  (see above)

    RICHARD W. HASSLINGER joined Parent's predecessor in November 1992 as a Site Manager and has been Senior Vice President--Regional Manager of Parent since January 1995. From May 1992 to November 1992, he served as a consultant to Parent. From May 1988 until May 1992, he was Vice President and Division Head for Facilities Management at The Bank of New York. His responsibilities there included leasing and acquisitions, design and construction, and property management. From 1973 to 1988, he managed several operational activities at Irving Trust Company. Mr. Hasslinger has a Bachelors Degree in Business Administration from Hope College.

    ROBERT J. KRAUSE joined Parent's predecessor in June 1993 and served as a Site Manager until January 1995, when he became a Senior Vice President--Regional Manager of Parent. From 1983 to 1993, Mr. Krause was Vice President of Administrative Services for The Bank of New York. From 1978 to 1983, he held product development, marketing and strategic planning responsibilities at Irving Trust Company. Mr. Krause has a Bachelors Degree in Electrical Engineering from the University of Oklahoma.

    WILLIAM A. SCHICKLER, III is a Senior Vice President of Parent and President of The Practice Tee, Inc. ("TPT"), a subsidiary of Parent. Mr. Schickler is responsible for Parent's operations in the West Coast Region. Prior to joining TPT in 1992, Mr. Schickler was a founding general partner with The Waterford Group, a partnership involved in the development and marketing of golf course related real estate projects. Mr. Schickler is a certified public accountant and holds a B.S. Degree in Business Administration.

    PAMELA S. CHARLES joined Parent as Vice President, Secretary and General Counsel in January 1997. From February 1994 until January 1997, she was an associate at the law firm of Squadron, Ellenoff, Plesent & Sheinfeld, LLP where she specialized in federal securities law, mergers and acquisitions. From 1987 to 1994, Ms. Charles was an associate at the law firm of Schulte, Roth & Zabel. Ms. Charles has a law degree from Hofstra University School of Law and a Bachelors degree from the State University of New York at Binghamton.

    GARRETT J. KELLEHER, a certified public accountant, joined Parent's predecessor in July 1993 as a Site Manager and served as Controller from January 1994 to June 1995. He has been the Vice President-- Finance since July 1995. From 1980 to September 1990, Mr. Kelleher was Group Controller for Bank Operations at The Bank of New York. He has held a variety of accounting and financial management positions at The Bank of New York and previously in public accounting. Mr. Kelleher acted as an independent consultant from September 1990 to July 1993. Mr. Kelleher has a Masters Degree in Finance from St. John's University and a Bachelors Degree in Business Administration from Manhattan College.

    RODGER P. POTOCKI was the Northern District Director for Parent from September 1994 until he was appointed Vice President Regional Manager, Northern Region, in February 1995. From October 1979 to September 1994, he was Executive Vice President of Oneida County Industrial Development Corporation, a non-profit development corporation ("Oneida Industrial"). At Oneida Industrial, Mr. Potocki was responsible for new investment and job creation projects in Oneida County, New York, and implemented New York State's first direct loan fund for new businesses. Previously, he served as Director of Planning and Development for the City of Rome, New York. Mr. Potocki has a Masters Degree in Political Science from the Graduate School of Public Affairs in Albany, New York and a Bachelors Degree from Syracuse University.

    MARGARET M. SANTORUFO joined Parent as Controller in June 1995. From January 1990, until she joined Parent in 1995, she was an audit supervisor with Richard
A. Eisner & Company, LLP. Ms. Santorufo received a Bachelors Degree in Accounting from St. John's University.

                                                                     SCHEDULE II

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The name of each director and executive officer of Purchaser are set forth below. The present principal occupation or employment and five-year employment history of such persons are set forth in Schedule I. The address of each director and officer is Family Golf Acquisition, Inc., c/o Family Golf Centers, Inc., 225 Broadhollow Road, Melville, New York 11747. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. All directors and executive officers listed below are citizens of the United States.

DIRECTORS OF PURCHASER

    Robert J. Krause--See Schedule I

    Garrett J. Kelleher--See Schedule I

EXECUTIVE OFFICERS OF PURCHASER

    Robert J. Krause, Chief Executive Officer and Senior Vice President--See
Schedule I

    Garrett J. Kelleher, Vice President and Treasurer--See Schedule I

    The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:
                    UNITED STATES TRUST COMPANY OF NEW YORK

  BY HAND UP TO 4:30 P.M.:      BY OVERNIGHT COURIER AND BY    BY REGISTERED OR CERTIFIED
                                   HAND AFTER 4:30 P.M.:                  MAIL:
        111 Broadway                   770 Broadway                  Cooper Station
         Lower Level                    13th Floor                    P.O. Box 844
     New York, NY 10006             New York, NY 10003           New York, NY 10276-0844
    Attn: Corporate Trust          Attn: Corporate Trust          Attn: Corporate Trust
          Services                       Services                       Services

                               OTHER INFORMATION

                BY FACSIMILE:                               TELEPHONE NUMBERS:
               (212) 780-0592                                 (800) 548-6565

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL FREE: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                           Jefferies & Company, Inc.
                                650 Fifth Avenue
                               New York, NY 10019
                         (212) 903-2550 (call collect)